As filed with the U.S. Securities and Exchange Commission on July 30, 2010

File No. 333-165642

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-14

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 [X]

Pre-Effective Amendment No.    [   ]

Post-Effective Amendment No.  1

 JOHN HANCOCK FUNDS III

(Exact Name of Registrant as Specified in Charter)

601 Congress Street

Boston, Massachusetts 02110

(Address of Principal Executive Offices)

(617) 663-3241

(Registrant’s Area Code and Telephone Number)

Thomas M. Kinzler 601 Congress Street Boston, Massachusetts 02110 (Name and Address of Agent for Service)	With copies to: Mark P. Goshko, Esq. K&L Gates LLP One Lincoln Street Boston, Massachusetts 02111

JOHN HANCOCK FUNDS III (“REGISTRANT”)

CONTENTS OF REGISTRATION STATEMENT

This Registration Statement contains the following papers and documents:

Cover Sheet

Contents of Registration Statement

Part A —Joint Proxy Statement/Prospectus – Incorporated by reference to the Registrant’s Registration statement on Form N-14 filed on March 23, 2010, SEC Accession No. 0000950123-10-027296

Part B — Statement of Additional Information of Registrant – Incorporated by reference to the Registrant’s Registration Statement on Form N-14 filed on March 23, 2010, SEC Accession No. 0000950123-10-027296

Part C — Other Information

Signature Page

Exhibits – The sole purpose of this filing is to file as an exhibit the opinion and consent of counsel supporting the tax matters and consequences to shareholders of the reorganization described in the Registrant’s Registration Statement on Form N-14, filed on March 23, 2010, as required by Item 16(12) of Form N-14, and (ii) the executed Agreement and Plan of Reorganization. Part C of this Registration Statement has been updated as necessary.

PART C

OTHER INFORMATION

ITEM 15.               INDEMNIFICATION

No change from the information set forth in Item 30 of the most recently filed amendment to the Registration Statement of John Hancock Funds III (“Registrant”) on Form N-1A under the 1933 Act and the 1940 Act (File Nos. 333-125838 and 811-21777) as filed with the Securities and Exchange Commission (the “SEC”) on June 25, 2010 (accession no. 0000950123-10-061105), which information is incorporated herein by reference.

ITEM 16.               EXHIBITS

Exhibit No.	Exhibit Description	Note
(1)(a)	Amended and Restated Declaration of Trust dated August 12, 2005.	(1)
(1)(b)	Amendment to Declaration of Trust dated September 2, 2009	(2)
(2)(a)	By-Laws dated June 9, 2005.	(3)
(2)(b)	Amendment to By-Laws dated June 9, 2009.	(4)
(3)	Not applicable.
(4)	Agreement and Plan of Reorganization.	(+)
(5)	Instruments Defining Rights of Security Holders, see Exhibits (1) and (2).
(6)(a)	Advisory Agreement dated July 1, 2009 between the Registrant and John Hancock Investment Management Services, LLC (“JHIMS”).	(5)
(6)(b)	Amendment dated June 1, 2010 to Advisory Agreement relating to the John Hancock Disciplined Value Mid Cap Fund, between the Registrant and JHIMS.	(2)
(6)(c)	Amendment dated June 1, 2010 to Subadvisory Agreement between JHIMS and Robeco Investment Management, Inc. (“RIM”) dated September 9, 2008.	(2)
(7)	Distribution Agreement between John Hancock Funds, LLC and Registrant.	(1)
(8)	Not applicable.

____________________________________

1.Incorporated by reference to an exhibit filed with pre-effective amendment no. 2 to Registrant’s Registration Statement on Form N-1A (File Nos. 333-125838 and 811-21777), as filed with the SEC on September 2, 2005 (Accession No. 0000898432-05-000776).

2.Incorporated by reference to an exhibit filed with post-effective amendment no. 26 to Registrant’s Registration Statement on Form N-1A (File Nos. 333-125838 and 811-21777), as filed with the SEC on June 25, 2010 (Accession No. 0000950123-10-061105).

3.Incorporated by reference to an exhibit filed with Registrant’s Registration Statement on Form N-1A (File Nos. 333-125838 and 811-21777), as filed with the SEC on June 15, 2005 (Accession No. 0000898432-05-000492).

4.Incorporated by reference to an exhibit filed with post-effective amendment no. 19 to Registrant’s Registration Statement on Form N-1A (File Nos. 333-125838 and 811-21777), as filed with the SEC on June 30, 2009 (Accession No. 0000950123-09-018788).

+ Filed herewith.

5.Incorporated by reference to an exhibit filed with post-effective amendment no. 21 to Registrant’s Registration Statement on Form N-1A (File Nos. 333-125838 and 811-21777), as filed with the SEC on February 23, 2010, (Accession number 0000950123-10-015685).

Exhibit No.	Exhibit Description	Note
(9)	Master Custodian Agreement between Registrant and State Street Bank and Trust Company.	(2)
(10)(a)	Plan of Distribution pursuant to Rule 12b-1 dated September 2, 2005, as amended December 13, 2006 relating to Class A, B and C Shares.	(6)
(10)(b)	Amended and Restated Multiple Class Plan pursuant to Rule 18f-3.	(7)
(11)	Opinion and Consent of Counsel.	(9)
(12)	Opinion as to Tax Matters and Consent.	(+)
(13)(a)	Master Transfer Agency and Services Agreement dated June 1, 2007 between Registrant and John Hancock Signature Services, Inc.	(4)
(13)(b)	Expense Limitation Agreement dated June 8, 2010 between the Registrant and JHIMS.	(2)
(14)	Consent of Independent Registered Public Accounting Firm (Ernst & Young, LLP).	(9)
(15)	Not applicable.
(16)	Powers of Attorney.	(9)
(17)(a)	Code of Ethics of JHIMS, MFC, and each John Hancock open-end and closed-end fund dated January 1, 2010.	(5)
(17)(b)	Code of Ethics of RIM.	(8)
(17)(c)	Form of Proxy Card.	(9)

___________________________

6.Incorporated by reference to an exhibit filed with post-effective amendment no. 3 to Registrant’s Registration Statement on Form N-1A (File Nos. 333-125838 and 811-21777), as filed with the SEC on December 15, 2006 (Accession No. 0001010521-06-000969).

7.Incorporated by reference to an exhibit filed with post-effective amendment no. 9 to Registrant’s Registration Statement on Form N-1A (File Nos. 333-125838 and 811-21777), as filed with the SEC on June 25, 2008 (Accession No. 0000950135-08-004552).

8.Incorporated by reference to an exhibit filed with post-effective amendment no. 23 to Registrant’s Registration Statement on Form N-1A (File Nos. 333-125838 and 811-21777), as filed with the SEC on March 12, 2010 (Accession number 0000950123-10-024005).

9.Incorporated by reference to an exhibit filed with Registrant’s Registration Statement on Form N-14 (File Nos. 333-165642 and 811-21777), as filed with the SEC on March 23, 2010 (Accession number 0000950123-10-027296).

Item 17. Undertakings.

(1)           The undersigned registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this Registration Statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the Securities Act of 1933, as amended (the “1933 Act”), the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)           The undersigned registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the 1933 Act, each post-effective amendment shall be deemed to be a new Registration Statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

NOTICE

A copy of the Amended and Restated Declaration of Trust of John Hancock Funds III is on file with the Secretary of State of the Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Registrant by an officer of the Registrant as an officer and not individually and that the obligations of or arising out of this instrument are not binding upon any of the Trustees, officers or shareholders individually, but are binding only upon the assets and property of the Registrant.

SIGNATURES

As required by the Securities Act of 1933, this registration statement has been signed on behalf of the Registrant, in the City of Boston and Commonwealth of Massachusetts on the 30th day of July 2010.

John Hancock Funds III

By: /s/ Keith F. Hartstein

Name: Keith F. Hartstein

Title: President and Chief Executive Officer

As required by the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Keith F. Hartstein	President and Chief Executive Officer	July 30, 2010
Keith F. Hartstein

/s/ Charles A. Rizzo	Chief Financial Officer (Principal Financial Officer and Chief Accounting Officer)	July 30, 2010
Charles A. Rizzo

/s/ James R. Boyle*	Trustee	July 30, 2010
James R. Boyle

/s/ James F. Carlin*	Trustee	July 30, 2010
James F. Carlin

/s/ William H. Cunningham*	Trustee	July 30, 2010
William H. Cunningham

/s/Deborah C. Jackson*	Trustee	July 30, 2010
Deborah C. Jackson

/s/ Charles L. Ladner*	Trustee	July 30, 2010
Charles L. Ladner

/s/ Stanley Martin*	Trustee	July 30, 2010
Stanley Martin

/s/ Patti McGill Peterson*	Trustee	July 30, 2010
Patti McGill Peterson

/s/ John A. Moore*	Trustee	July 30, 2010
John A. Moore

/s/ Steven R. Pruchansky*	Trustee	July 30, 2010
Steven R. Pruchansky

/s/ Gregory A. Russo*	Trustee	July 30, 2010
Gregory A. Russo

/s/ John G. Vrysen*	Trustee	July 30, 2010
John G. Vrysen

*By:        /s/ David D. Barr
David D. Barr

Attorney-In-Fact

Pursuant to Powers of Attorney

filed with the Registrant’s

Registration Statements on

Form N-14 as filed with the

Securities and Exchange

Commission on March 23, 2010.

EXHIBIT INDEX

Exhibit No.	Description
(4)	Agreement and Plan of Reorganization.
(12)	Opinion as to Tax Matters and Consent.